UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

CORD BLOOD AMERICA, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-50746	90-0613888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1857 Helm Drive, Las Vegas, NV 89119
 (Address of Principal Executive Office) (Zip Code)

(702) 914-7250
(Registrant’s telephone number, including area code)
_______________________________

Copies to:
Joseph R. Vicente
1857 Helm Drive, Las Vegas, NV 89119
Phone: (702) 914-7250
Fax: (702) 914-7251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On April 9, 2015, Cord Blood America, Inc. (the "Company") executed a Preferred Stock Purchase Agreement (the “Purchase Agreement”) and a Stockholder Agreement with Red Oak Fund LP, Red Oak Long Fund, LP and Pinnacle Opportunities Fund, LP (collectively the “Purchasers” or “Red Oak”).

Pursuant to the Purchase Agreement, the Purchasers are to deliver to the Company, at Closing (defined in the Purchase Agreement), $724,000 (the “Purchase Price”), and the Company is to deliver to the Purchasers 724,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”).  The terms of the Preferred Stock are set forth in Articles of Amendment to Articles of Incorporation of the Company (“Articles of Amendment”) that were designated by the Board of Directors of the Company on April 9, 2015 and are filed as an Exhibit to this Current Report.

As set forth in the Articles of Amendment, the Preferred Stock shall be convertible into common stock of the Company at the “Conversion Rate,” where each holder of Preferred Stock shall be entitled to common stock in accordance with the number of shares of Preferred Stock they hold divided by the total shares of Preferred Stock outstanding, 724,000 shares, multiplied by the “Maximum Common Converted Share Number,” which is 29.9793% of the outstanding shares of the Company on a fully diluted and converted basis assuming the conversion of all convertible securities, including the conversion of the Preferred Stock.  The Preferred Stock shall not be converted until such time as there are sufficient authorized common stock shares, which are not reserved for other purposes, in order that all of the Preferred Stock can be converted to common shares.  When there are sufficient such shares, all of the Preferred Stock shall automatically be converted to common stock at the Conversion Rate.

Further pursuant to the Articles of Amendment, while Preferred Stock is outstanding, the holders of Preferred Stock, voting exclusively and as a separate class, are entitled to elect three (3) Directors to the Board of Directors of the Company (the “Series A Directors”).  The Series A Directors may be removed without cause only by a vote of the holders of the Preferred Stock.  As set forth in the Purchase Agreement, the Board of Directors shall consist of a total of six (6) Directors, and under the Articles of Amendment, in the event of a Deadlock Resolution Event (defined in the Articles of Amendment), the holder of a majority of the Preferred Stock shall propose three (3) potential Independent Qualified Directors (defined in the Articles of Amendment), and the Board of the Company shall select one of them to serve as the Independent Qualified Director, in order to vote to break a deadlock.

In addition, on any matter presented to the stockholders for vote, the Preferred Stock shall vote as a class with the holders of common stock, and each share of Preferred Stock shall entitle the holder thereof to such number of votes as if the Preferred Stock were converted to common stock at the Conversion Rate.

In the event of a Deemed Liquidation Event (defined in the Articles of Amendment), the Purchasers are entitled to receive the greater of: i) the Purchase Price, plus any dividends declared but unpaid thereon; and ii) the amount the Purchasers would be entitled to receive if the Preferred Stock were converted to common stock of the Company prior to such Deemed Liquidation Event.

Under the Stockholder Agreement, in the event of a sale or transfer of more than fifty percent (50%) of the assets or shares outstanding of the Company or any merger (or similar transaction) that requires approval of the Company’s stockholders and results in a change of control of the Company where (i) the proposed acquirer is Red Oak or any entity or group in which Red Oak and/or David Sandberg has 10% of more of the economic interest, (ii) within six months prior to the date of a stockholder vote to approve such a transaction a Red Oak employee, partner, member, manager or officer is or has served as a member of the Board of Directors of the Company, and (iii) Red Oak is the largest shareholder at the time of the record date to approve such a transaction, then Red Oak shall vote any shares in excess of the number of shares held by the next largest stockholder, other than Red Oak, pro rata in accordance with the aggregate voting of Company shares held by parties other than Red Oak or any entity or group which includes Red Oak.

Collectively, the Purchase Agreement, Stockholder Agreement and Articles of Amendment are sometimes referred to herein as the “Transaction Documents”.

The Transaction Documents contain representations and warranties of the Company and the Purchasers that are customary for transactions of this kind.

The foregoing is only a summary of the terms of the transaction between the Company and the Purchasers. You are urged to read each of the Transaction Documents, which are attached as Exhibits to this Current Report and incorporated by reference herein.

Item 5.02    Compensatory Arrangements of Certain Officers.

Effective April 9, 2015, as part of the transaction with Red Oak, the Company entered into an Amendment to Executive Employment Agreement with Joseph R. Vicente, the Company’s President and Chairman of the Board, amending Mr. Vicente’s January 1, 2015 Executive Employment Agreement, as well as an Amendment to Executive Employment Agreement with Stephen Morgan, the Company’s Vice President, General Counsel and Secretary, amending Mr. Morgan’s April 1, 2015 employment agreement such that Mr. Vicente and Mr. Morgan no longer have the option, in their sole discretion, to receive their salary and bonus amounts in the form of Company stock, rather than cash.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits are furnished herewith:

Exhibit No.	Description
10.1	Preferred Stock Purchase Agreement
10.2	Stockholder Agreement
10.3	Articles of Amendment to Articles of Incorporation of Cord Blood America, Inc.
10.4	Amendment to Executive Employment Agreement of Joseph Vicente
10.5	Amendment to Executive Employment Agreement of Stephen Morgan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.
(Registrant)

Date: April 13, 2015	By:	/s/ Joseph R. Vicente
Chairman and President